EXHIBIT 24.1
POWER OF ATTORNEY
     I, the undersigned Director and/or Officer of ArvinMeritor, Inc., an Indiana corporation (the “Company”), hereby constitute VERNON G. BAKER, II, and BONNIE WILKINSON, and each of them singly, my true and lawful attorneys with full power to them and each of them to sign for me, and in my name and in the capacity or capacities indicated below, one or more Registration Statements, and any and all amendments (including post-effective amendments) and supplements to such Registration Statements, for the purpose of registering up to $250,000,000 aggregate principal amount of the Company’s debt securities, and any Common Stock issuable or deliverable upon conversion or exchange of the debt securities, under the Securities Act of 1933, as amended, and qualifying the related indenture under the Trust Indenture Act of 1939, as amended.

Signature	Title	Date

/s/ Charles G. McClure, Jr. Charles G. McClure, Jr.	Chairman of the Board, Chief Executive Officer and President (principal executive officer) and Director	January 26, 2007

/s/ Joseph B. Anderson, Jr. Joseph B. Anderson, Jr.	Director	January 26, 2007

/s/ Rhonda L. Brooks Rhonda L. Brooks	Director	January 26, 2007

/s/ David W. Devonshire David W. Devonshire	Director	January 26, 2007

/s/ Ivor J. Evans Ivor J. Evans	Director	January 26, 2007

/s/ Victoria B. Jackson Victoria B. Jackson	Director	January 26, 2007

/s/ James E. Marley James E. Marley	Director	January 26, 2007

/s/ William R. Newlin William R. Newlin	Director	January 26, 2007

/s/ Steven G. Rothmeier Steven G. Rothmeier	Director	January 26, 2007

/s/ Andrew J. Schindler Andrew J. Schindler	Director	January 26, 2007

/s/ James D. Donlon, III James D. Donlon, III, Jr.	Senior Vice President and Chief Financial Officer (principal financial officer)	January 26, 2007

/s/ Jeffrey A. Craig Jeffrey A. Craig	Vice President and Controller (principal accounting officer)	January 26, 2007